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Exhibit 3.19

Company Number: 3846469

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

WRITTEN RESOLUTION OF

CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED

        By written resolution dated 1 June, 2000, all of the current registered members of the Company agreed to the following resolution being passed:

1.
That the name of the Company be changed to Vantico Limited.

/s/ For Ciba Specialty Chemicals Investment PLC
/s/ For Ciba Specialty Chemicals Inc.
/s/ For Ciba Specialty Chemicals International Inc.

COMPANY NUMBER
3846469

THE COMPANIES ACT 1985
COMPANY LIMITED BY SHARES
WRITTEN RESOLUTION OF CIBA

SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED
(the "Company")

The members of the Company pass the following resolutions:

THAT:

1.
The words "Subject to Article 4.3 below," be inserted at the beginning of Article 4.1 of the Articles of Association of the Company.

2.
The following new Article 4.3 be included after Article 4.2 of the Articles of Association of the Company:

  "Notwithstanding any provision of these Articles, a share registered in the name of "Alnery No. 1926 Limited" (company number 3870678) or any of the persons referred to in sub-paragraph (i) or (ii) below, in respect of which Alnery No. 1926 has granted to a person a mortgage, charge, lien, pledge, hypothecation, trust or power as security for the payment and discharge of all or any moneys and liabilities (the "Security Interest"), may be transferred to:

  (i)
  a person entitled to the benefit of that Security Interest (the "Mortgagee"), or acting as agent, trustee or nominee for the Mortgagee; or

  (ii)
  a person who, as a result of the exercise of the Mortgagee's rights under that Security interest, purchases the share from Alnery No. 1926 Limited or the Mortgagee, or a person acting as agent, trustee or nominee for the Mortgagee, and the directors must register such transfer on receiving a request to register the transfer.".

3.
Subject to compliance with Sections 155-158 of the Companies Act 1985 (the "Act"), the execution by the Company or, or entry into, the documents to which each is a party referred to in paragraphs (a) to (d) below:

(a)
a Guarantee and Debenture (the "Guarantee and Debenture") in favour of Credit Suisse First Boston as agent and security trustee for itself and on behalf of the Secured Parties (as defined therein) pursuant to which the Company would:

(A)
guarantee the performance by each Group Company (as defined in the Senior Credit Agreement dated 14th December 1999 entered into between, Credit Suisse First Boston as facility agent, security trustee and issuing bank, the Banks (as defined therein), Avanti No. 3 S.A. and Credit Suisse First Boston Aktiengesellschaft as lead arranger as amended and restated by an amendment and restatement agreement entered into on or prior to 31st May, 2000 (the "Senior Credit Agreement")) and any present or future subsidiary of Avanti No. 3 S.A. or any other company (the "Obligors") of all their present and/or future obligations and liabilities under the Financing Documents (as defined in the Senior Credit Agreement) and the payment of all sums due from each Obligor under or in connection with the Financing Documents; and

(B)
grant fixed and floating charges over its whole undertaking and assets in favour of Credit Suisse First Boston as agent and security trustee for itself and on behalf of the Secured

      Parties to secure the Obligors' present and/or future obligations and liabilities under the Financing Documents;

  (b)
  an intercreditor agreement between (1) Avanti No. 3 S.A., (2) Avanti No. 2 S.A., (3) Avanti No. 1 S.A., (4) certain subsidiaries of Avanti No. 3 S.A., (5) the Senior Banks (as defined therein) and (6) Credit Suisse First Boston as senior facility agent, security trustee and issuing bank, whereby its rights to receive monies due from another Group Company are contractually subordinated to the rights of the Banks to receive such monies (the "Intercreditor Agreement");

  (c)
  an intra-group funding agreement between Avanti No. 3 S.A., Alnery No. 1926 Limited and the Company, pursuant to which the Company would make available to Alnery No. 1926 Limited and Avanti No. 3 S.A. a resolving credit facility (the "Intra-Group Funding Agreement"); and

  (d)
  an inter-company loan agreement between the Company and Alnery No. 1926 Limited, pursuant to which Alnery No. 1926 Limited would provide a loan to the Company to refinance existing indebtedness (the "Inter-Company Loan Agreement"),

    (the Guarantee and Debenture, the Intercreditor Agreement, the Intra-Group Funding Agreement and the Inter-Company Loan Agreement are together referred to as the "Assistance Documents").

  be and is hereby approved.

4.
The execution and performance of the Assistance Documents is in the best interests of the Company and the approval for the Company to enter into and perform such Assistance Documents is given notwithstanding that the Company might be held to be giving financial assistance for the purposes of Sections 151 and 152 of the Act.

5.
If the execution or performance of the Assistance Documents is the giving of financial assistance for the purposes of sections 151 and 152 of the Act, then the giving of such financial assistance, by the execution and performance of the Assistance Documents be and is hereby approved.

6.
These resolutions shall have effect notwithstanding any provision of the Company's Articles of Association.

/s/ for Ciba Specialty Chemicals Investment PLC	/s/ for Ciba Specialty Chemicals International, Inc.
/s/ for Ciba Specialty Chemicals, Inc.

Date: 30th May, 2000

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THE COMPANIES ACT 1985 COMPANY LIMITED BY SHARES WRITTEN RESOLUTION OF CIBA SPECIALTY CHEMICALS PERFORMANCE POLYMERS LIMITED (the "Company")